Exhibit 99.1

For Immediate Release

Charles & Colvard Reports Third Quarter Operating Results

Record Quarterly Sales

MORRISVILLE, N.C., October 19, 2005 — Charles & Colvard, Ltd., (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the third quarter ended September 30, 2005.

The Company reported third quarter sales of $11.3 million resulting in operating income of $3,113,000 and net income of $2,238,000 or $.15 per diluted share. This represents a 118% increase over last year’s third quarter sales of $5.2 million, a 372% increase versus last year’s third quarter operating income of $659,000, and a 639% increase versus last year’s net income of $303,000.

Bob Thomas, President and Chief Executive Officer stated, “Our Company’s third quarter sales represent the highest quarterly revenue in our history. Our 132% increase in domestic sales is a result of obtaining increased acceptance of our beautiful jewel as a new category of jewelry for consumers. I am pleased with these sales levels and our ability to generate net income that represents 20% of total sales.”

The $2,454,000 increase in operating income in the third quarter was primarily the result of the increase in gross profit resulting from the increased sales and a 4.3 percentage point increase in gross profit percentage partially offset by a $1,537,000 increase in marketing and sales expense and a $375,000 increase in general and administrative expense.

Sales for the nine months ended September 30, 2005 aggregated $31.9 million on shipments of 186,000 carats. Net income for the first nine months of 2005 was $4,990,000 or $.33 per diluted share. Year-to-date sales are 110% ahead of first nine month 2004 sales of $15.2 million on shipments of 86,000 carats. Nine months 2005 net income was 335% above 2004 net income of $1,147,000 or $.08 per diluted share.

A comparison of key operating results for the third quarter and first nine months of 2005 are as follows (in thousands, except for per share data):

	Third Quarter		First Nine Months
	2005	2004	2005	2004
Net Sales	$11,347	$5,197	$31,872	$15,199
Operating Income	$3,113	$659	$7,737	$2,455
Net Income	$2,238	$303	$4,990	$1,147
Net Income per diluted share	$0.15	$0.02	$0.33	$0.08

On May 23, 2005 the Board of Directors declared a 5% stock dividend which was distributed on July 15, 2005 to shareholders of record on June 30, 2005. Share and per share data for all periods presented have been adjusted to reflect the effect of this stock dividend. In addition on the same date the Board of Directors declared a $.05 cash dividend resulting in $699,000 that was distributed on July 15, 2005 to shareholders of record on June 30, 2005.

Domestic sales, which represent 93% of total sales, were up 132% for the quarter (137% in carats), primarily attributable to the sales resulting from the JCPenney distribution which initially occurred in the fourth quarter of 2004 and the rollout to jewelry departments leased to Finlay Enterprises that began in the first quarter of this year. International sales for the third quarter increased 24% (27% in carats) primarily due to increased sales to Thailand, Italy, Canada and Taiwan offset by lower sales to Singapore and Australia. Total shipments of 67,000 carats for the current period were 123% above the 30,000 carats in the same period of 2004.

Gross profit as a percentage of sales for the third quarter was 67.5%, an increase of 4.3 percentage points when compared to the same quarter in 2004. This increase was primarily caused by lower production costs in the FIFO period that the relieved inventory was produced partially offset by a 3% decrease in average selling price per carat, due to a decrease in the size of the average stone sold.

Operating expenses were up 73% for the quarter when compared to last year’s amounts. Marketing and Sales expense was up $1,537,000 primarily due to a $606,000 increase in co-op advertising expense, $427,000 of increased print advertising and $319,000 of increased stock option compensation expense on options issued to consultants. General and administrative expenses increased $375,000 primarily due to a $275,000 increase in compensation expense and $89,000 of professional fees relating to compliance with section 404 of the Sarbanes-Oxley Act. As a percentage of sales, operating expenses for the quarter were 40%, a decrease of 11 percentage points when compared to the same quarter last year.

Our effective income tax rates for the three and nine months ended September 30, 2005 are lower than those in the same periods in the previous year primarily due to non-U.S. operating losses representing a smaller percentage of income before taxes and a reduction in state income tax expense caused by the allocation of pretax income out of taxable state jurisdictions.

Mr. Thomas noted, “Our investment in advertising in the fourth quarter will be substantial and might result in increased operating expenses as a percentage of sales. As of September 30, 2005 we had committed to spend approximately $3.8 million for fourth quarter 2005 advertising, excluding co-op advertising. This compares to $2.4 million spent in the fourth quarter of 2004. Our priority has remained unchanged, that is, to drive future top line growth while remaining profitable, and our advertising and promotional activities will continue to be executed in that effort.”

Accounts Receivable increased from $8.9 million at June 30, 2005 to $12.8 million at September 30, 2005 primarily due to a $2.0 million increase in third quarter 2005 sales over second quarter 2005 sales levels, with 75% of those sales occurring in the last two months of the quarter.

CONFERENCE CALL

Management will host a conference call on Thursday October 20, 2005 at 9:00 a.m. EDT to discuss these results as well as other corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-938-0653 (973-935-2408 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #6588916 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc.,our early stage of development, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$11,347,066	$5,197,189	$31,871,605	$15,198,999
Cost of goods	3,689,256	1,910,348	11,181,899	5,150,223

Gross profit	7,657,810	3,286,841	20,689,706	10,048,776

Operating expenses:
Marketing and sales	3,432,307	1,895,329	9,595,519	5,410,027
General and administrative	1,105,055	730,048	3,181,383	2,174,790
Research and development	6,971	2,141	176,286	9,316

Total operating expenses	4,544,333	2,627,518	12,953,188	7,594,133

Operating income	3,113,477	659,323	7,736,518	2,454,643

Interest income	147,227	34,436	321,719	85,672

Income before taxes	3,260,704	693,759	8,058,237	2,540,315
Income tax expense	1,022,424	390,684	3,067,828	1,393,392

Net income	$2,238,280	$303,075	$4,990,409	$1,146,923

Basic net income per share	$0.15	$0.02	$0.35	$0.08

Diluted net income per share	$0.15	$0.02	$0.33	$0.08

Weighted-average common shares:
Basic	14,493,689	13,946,371	14,348,077	13,916,179

Diluted	15,265,839	14,415,012	15,102,740	14,287,533

Note

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend declared on May 23, 2005.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and equivalents	$18,985,264	$12,873,847
Accounts receivable	12,777,208	7,007,054
Interest receivable	34,967	14,798
Notes receivable	227,587	—
Inventory	21,304,988	21,458,879
Inventory on consignment	2,978,488	3,243,797
Prepaid expenses and other assets	341,313	439,371
Deferred income taxes	661,973	455,766

Total Current Assets	57,311,788	45,493,512
Long-Term Assets
Notes receivable	307,413	—
Furniture and equipment, net	509,260	524,645
Patent and license rights, net	309,001	348,435
Deferred income taxes	2,779,263	4,269,033

Total Long Term Assets	3,904,937	5,142,113

Total Assets	$61,216,725	$50,635,625

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable:
Cree, Inc.	$1,828,179	$663,630
Other	1,215,773	1,565,163
Accrued payroll	1,053,269	557,801
Accrued co-op advertising	1,484,971	208,000
Accrued expenses and other liabilities	137,793	382,634

Total Current Liabilities	5,719,985	3,377,228

Shareholders’ Equity	55,496,740	47,258,397

Total Liabilities and Shareholders’ Equity	$61,216,725	$50,635,625